Exhibit 99.1

New Focus Announces First Quarter 2003 Financial Results

Company Reports Sequentially Lower Net Loss on Flat Product Revenues

due to Gross Margin Improvement

FOR IMMEDIATE RELEASE:

SAN JOSE, California (April 23, 2003): New Focus, Inc., (Nasdaq: NUFO), a leading provider of photonics and microwave solutions, today announced financial results for its first quarter ended March 30, 2003. The company reported a sequentially lower net loss, measured on both a GAAP and non-GAAP basis, for the first quarter of 2003 even though product revenues remained flat and total net revenues declined relative to the fourth quarter of 2002. The company indicated that improved gross margin performance, driven by improved manufacturing efficiencies and lower manufacturing overhead expenses, was a key contributor to the company’s improved net loss performance. Net revenue, net loss and net cash outflow for the first quarter were within the company’s non-GAAP financial guidance provided in February 2003.

First Quarter Review:

GAAP Net Revenues:

Net revenues for the first quarter of 2003 were $6.1 million, down from $7.4 million in the fourth quarter of 2002 and down from $10.1 million in the first quarter of 2002. Fourth quarter 2002 net revenues included cancellation fees of $1.2 million. Excluding these fees, product revenues of $6.2 million for the fourth quarter of 2002 were comparable to first quarter 2003 results. The company’s guidance for first quarter net revenues was $6-8 million.

GAAP Net Loss:

Based on results prepared in accordance with generally accepted accounting principles, the company recorded a net loss for the first quarter of 2003 of $5.1 million, or $0.08 per share based on 63.9 million basic shares outstanding. The first quarter 2003 net loss included minimal restructuring and impairment charges, $0.2 million for amortization of acquired intangibles, and $0.5 million for deferred stock compensation. The lower share count used for the computation of the first quarter’s net loss per share reflects the company’s recently completed share repurchase program. Under this program the company repurchased 13.1 million of its common shares between late October 2002 and early February 2003, including 8.25 million common shares repurchased by the end of fiscal year 2002.

For the fourth quarter of 2002 the net loss was $9.7 million, or $0.13 per share based on 73.5 million basic shares outstanding. The fourth quarter net loss included minimal restructuring and impairment charges, $0.2 million for amortization of acquired intangibles, and $1.2 million for deferred stock compensation.

For the first quarter of 2002 the net loss was $44.0 million, or $0.58 per share based on 75.3 million basic shares outstanding. The first quarter 2002 net loss included $24.0 million for restructuring and impairment charges, $1.3 million for amortization of acquired intangibles, and $3.4 million for deferred stock compensation.

Use and Composition of Non-GAAP Financial Information:

To supplement the company’s consolidated financial statements presented in accordance with GAAP, New Focus uses non-GAAP measures for net loss, net loss per share and operating cash flow, which are adjusted from results based on GAAP as outlined below. During 2001 and 2002 the company engaged in significant restructuring activities and the company’s GAAP financial statements during these periods reflected significant charges associated with these activities. The company’s 2003 financial results include adjustments to previous restructuring charges but these adjustments have so far had a minimum impact on the current year’s results. Additionally, all periods include charges for the amortization of acquired intangibles and deferred compensation. The company’s non-GAAP adjustments are provided to enhance the user’s overall understanding of the current operating and cash flow performance of our core operations. Since we have historically reported non-GAAP results to the investment community, we believe that the inclusion of non-GAAP numbers provides consistency in the company’s financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

The company’s non-GAAP net losses exclude charges for restructuring activities, the impairment of goodwill and other acquired intangibles, the impairment of tangible assets, the amortization of acquired intangibles and deferred compensation, the write-off of acquired in-process R&D, gains on the divestiture of product lines and product technologies, and the income tax effects related to these items. Non-GAAP net losses also exclude charges related to impairment of investments associated with restructuring activities that may not be repetitive in nature. Non-GAAP net losses include amounts for net interest income, net other income/expense, and tax provisions. The company also reports a non-GAAP measure of operating cash flow that excludes net cash used in restructuring activities from the net cash used in operating activities measured in accordance with GAAP. Reconciliations between the associated GAAP and non-GAAP financial measures are provided in the financial tables accompanying this press release.

Non-GAAP Net Loss Results:

The non-GAAP net loss in the first quarter of 2003 was $4.4 million, or $0.07 per share based on 63.9 million basic shares outstanding. Relative to the first quarter GAAP net loss, this non-GAAP net loss excluded $0.7 million from operating expenses. The company’s guidance for the first quarter non-GAAP net loss was $3-5 million, or $0.05-0.08 per share.

The non-GAAP net loss in the fourth quarter of 2002 was $4.6 million, or $0.06 per share based on 73.5 million basic shares outstanding. Relative to the fourth quarter GAAP net loss, this non-GAAP net loss excluded $1.4 million from operating expenses, $3.0 million from other expense, and $0.7 million in tax provision.

In the first quarter of 2002 the non-GAAP net loss was $15.2 million, or $0.20 per share based on 75.3 million basic shares outstanding. Relative to the first quarter GAAP net loss, this non-GAAP net loss excluded $28.8 million from operating expenses.

Commentary on First Quarter:

“We continued to experience sluggish market conditions in the first quarter of 2003 as evidenced by the lack of improvement in our product revenues. Product revenues of $6.1 million in first quarter of 2003 were essentially flat compared to the $6.2 million in product revenues in the fourth quarter of 2002. In spite of flat product revenues, our first quarter gross margin percentage rose to 21.3%, up from 5.9% in the fourth quarter of 2002. Higher general and administrative expenses and lower interest income, however, offset most of the improved margin performance. As a result, our non-GAAP net loss narrowed slightly to $4.4 million in the first quarter of 2003 from $4.6 million in the fourth quarter of 2002. Importantly, we have made substantial progress in reducing our rate of net loss over the past year as evidenced by the comparison of our non-GAAP net loss for the first quarter of this year to the $15.2 million non-GAAP net loss of the first quarter of 2002,” said Nic Pignati, chairman, president and chief executive officer of New Focus, Inc.

Manufacturing spending decreased to $2.3 million in the first quarter from $3.1 million in the fourth quarter of 2002. Operating expenses, measured on a non-GAAP basis, increased to $6.9 million in the first quarter from $6.5 million in the fourth quarter of 2002. Operating expenses for the first quarter included $0.9 million for professional services related to a potential acquisition. The company recently suspended negotiations on this transaction and recorded these professional fees in first quarter’s general and administrative expenses. The company’s expense structure, defined as non-GAAP operating expenses plus manufacturing spending, declined to $9.2 million in the first quarter of 2003 from $9.6 million in the fourth quarter of 2002.

The company’s cash and short-term investments stood at $257.6 million at the end of the first quarter of 2003, down $21.8 million from $279.4 million at the end of the fourth quarter of 2002. This decline was attributable, in large measure, to the completion of the company’s $45 million share repurchase program that was commenced in October 2002. During the first quarter the company used $16.6 million to complete this program. The company’s cash value per share at the end of the first quarter was $4.05, down from $4.09 at the end of fiscal 2002.

“Our non-GAAP operating cash outflow for the first quarter of $4.2 million fell within our guidance that estimated an operating cash outflow of $4-6 million. Our expenditures for capital equipment were negligible during the first quarter and should remain at a low level for the balance of the year. During the first quarter we had cash outflows associated with restructuring activities of $1.3 million that were excluded from the non-GAAP operating cash flow,” said Pignati.

Business Outlook:

“Near-term improvement in our financial results remains dependent on general economic conditions and, in particular, a recovery in the research and semiconductor markets. Since these markets remain sluggish and the rate of increase in incoming orders for our high-speed RF microwave products appears to be slowing, we see only modest improvement in our net revenues for the next two quarters. For the second quarter of 2003 we currently expect that net revenues will be in the range of $6-7 million. We also expect that the gross margin percentage for the second quarter will decline sequentially into the mid to high teens due to product mix shifts and certain short-term unfavorable material cost effects. Our second quarter operating expenses will likely remain flat, or decrease slightly, relative to the $6.9 million spending level of the first quarter. As a result, we expect that our non-GAAP net loss for the second quarter will be in the range of $4.0-5.0 million, or $0.06-0.08 per share based on approximately 63.7 million basic shares outstanding,” said Pignati.

Based on this outlook for net revenue and non-GAAP net loss as well as the timing for certain payments, the company is targeting a non-GAAP operating cash outflow for the second quarter of approximately $4.5-6.0 million. Achievement of this goal remains highly dependent on the realization of planned expenses, the attainment of planned revenue, and the actual timing of cash inflows and outflows. Cash outflows associated with restructuring activities, which should consume approximately $1.8 million in the second quarter, are not included in the non-GAAP operating cash flow estimate for the second quarter.

“We continue to pursue OEM opportunities using our photonics technology and are actively sampling prototype products for different market applications. During the past two quarters we have achieved multiple design wins for semiconductor capital equipment and test-and-measurement applications. We expect that these design wins will translate into meaningful production volumes in the latter stages of this year as end markets start to recover. Throughout 2003 we will be striving to improve our operating performance by continuously challenging our expense structure and our manufacturing efficiencies while we aggressively pursue revenue opportunities. Additionally, we continue to look for strategic combinations that will strengthen our position in the application of photonics and microwave technologies,” said Pignati.

Forward-Looking Statements:

This press release, and in particular the material in the section labeled “Business Outlook”, contains predictions, estimates and other forward-looking statements regarding the general trends in the company’s fiscal 2003 quarterly revenues, gross margins and spending rates, the revenue outlook for the second quarter of 2003, the gross margin percentage for the second quarter of 2003, operating expenses for the second quarter of 2003, the projected non-GAAP net loss for the second quarter of 2003, the projected non-GAAP cash outflow for the second quarter of 2003, and the potential for growth in certain of the company’s target markets. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. The risks and uncertainties include the difficulty of forecasting anticipated revenues due to weakness and uncertainties related to general economic conditions and overall demand within the company’s markets and among its current and prospective customers; the high sensitivity of the size of the company’s net loss to its level of revenue due to the company’s fixed cost structure arising from the complexity of its business; the ability to improve margin performance through more efficient use of direct labor and direct material as well as better absorption of manufacturing overhead, and the difficulty of achieving further cost reductions without jeopardizing product development schedules, delivery schedules, product quality, and regulatory compliance. Furthermore, any unforeseen delays in the introduction of new products may limit our ability to increase revenues. We also may experience difficulty in gaining customer acceptance of our new products and in generating future revenue from new products commensurate with prior investments in research and development activities. Additionally, if we cannot effectively execute on our expansion into potential new markets and our acquisition and partnering strategies, we will be unable to achieve profitability, measured on a non-GAAP basis, in a timely manner. In addition, our acquisition and partnering strategy is subject to inherent risks associated with the potential integration of additional operations, the extent of management time and attention required, and related costs and expenses associated with the execution of this strategy.

Other risk factors that may affect the company’s financial performance are listed in the company’s various reports on file with the SEC, including its fiscal year 2002 annual report on Form 10-K. New Focus undertakes no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About New Focus:

New Focus develops and manufactures innovative photonics and microwave solutions for the semiconductor, industrial, defense and telecommunications markets. New Focus’ product portfolio includes tunable lasers for test and measurement applications, advanced photonics tools, and high-speed RF microwave amplifiers. Founded in 1990, the company remains a leader in the development of advanced optical products for the commercial and research marketplaces. The company is headquartered in San Jose, California.

For more information about New Focus visit the company’s Internet home page at http://www.newfocus.com, call our Investor Relations Department at 408-919-2736, or e-mail us at investor@newfocus.com.

COMPANY CONTACT:

William L. Potts, Jr., Chief Financial Officer            408-919-5384

NEW FOCUS, INC.

GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	Mar 30, 2003	Dec 29, 2002	Mar 31, 2002
Net revenues	$6,138	$7,435	$10,096
Cost of net revenues	4,833	6,996	13,921

Gross profit (loss)	1,305	439	(3,825)
	21.3%	5.9%	(37.9)%
Operating expenses:
Research and development, net	2,171	2,350	7,362
Sales and marketing	1,520	1,500	2,578
General and administrative	3,177	2,682	3,902
Amortization of goodwill and other intangibles	173	162	1,346
Restructuring and other charges	36	18	24,022
Amortization of deferred compensation	527	1,207	3,442

Total operating expenses	7,604	7,919	42,652

Operating loss	(6,299)	(7,480)	(46,477)
	(102.6)%	(100.6)%	(460.4)%
Interest income, net	1,182	1,500	2,529
Other income (expense), net	19	(3,036)	(32)

Loss before provision for income taxes	(5,098)	(9,016)	(43,980)
Provision for income taxes	—	700	—

Net loss	$(5,098)	$(9,716)	$(43,980)

	(83.1)%	(130.7)%	(435.6)%
Basic and diluted net loss per share	$(0.08)	$(0.13)	$(0.58)

Shares used to compute basic and diluted net loss per share	63,928	73,502	75,259

NEW FOCUS, INC.

Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	Mar 30, 2003	Dec 29, 2002	Mar 31, 2002
Net revenues	$6,138	$7,435	$10,096
Cost of net revenues	4,833	6,996	13,921

Gross profit (loss)	1,305	439	(3,825)
	21.3%	5.9%	(37.9)%
Operating expenses:
Research and development, net	2,171	2,350	7,362
Sales and marketing	1,520	1,500	2,578
General and administrative	3,177	2,682	3,902

Total operating expenses	6,868	6,532	13,842

Operating loss	(5,563)	(6,093)	(17,667)
	(90.6)%	(82.0)%	(175.0)%
Interest income, net	1,182	1,500	2,529
Other income (expense), net	19	(19)	(32)

Loss before provision for income taxes	(4,362)	(4,612)	(15,170)
Provision for income taxes	—	—	—

Non-GAAP net loss	$(4,362)	$(4,612)	$(15,170)

	(71.1)%	(62.0)%	(150.3)%
Basic and diluted net loss per share	$(0.07)	$(0.06)	$(0.20)

Shares used to compute basic and diluted net
loss per share	63,928	73,502	75,259

Reconciliation of Non-GAAP net loss to GAAP net loss:
Non-GAAP net loss	$(4,362)	$(4,612)	$(15,170)
Add:
Operating expenses
Amortization of goodwill and other intangibles	(173)	(162)	(1,346)
Restructuring and other charges	(36)	(18)	(24,022)
Amortization of deferred compensation	(527)	(1,207)	(3,442)
Other income (expense), net:
Gain from divestitures	—	20	—
Impairment of investments/notes receivable	—	(950)	—
Loss on sale of shares received in divestitures	—	(2,087)	—
Provision for income taxes	—	(700)	—

GAAP net loss	$(5,098)	$(9,716)	$(43,980)

Reconciliation of Non-GAAP other income (expense), net to GAAP other income (expense), net:
Non-GAAP other income (expense), net	$19	$(19)	$(32)
Gain on divestiture	—	20	—
Impairment of investments/notes receivable	—	(950)	—
Loss of sale of shares associated with divestiture	—	(2,087)	—

GAAP other income (expense)	$19	$(3,036)	$(32)

NEW FOCUS, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	Mar 30, 2003	Dec 29, 2002
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$257,570	$279,358
Trade accounts receivable, net	3,082	3,048
Inventories	3,282	3,122
Other current assets	1,656	3,480

Total current assets	265,590	289,008
Asset held for sale, net	15,675	15,675
Property and equipment, net	6,438	7,392
Intangibles, net	1,221	1,394
Other assets	3,864	3,895

Total assets	$292,788	$317,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$982	$1,522
Accrued expenses	5,709	7,453
Restructuring liabilities	6,158	6,534

Total current liabilities	12,849	15,509
Long-term portion of restructuring accrual	13,730	14,854
Deferred rent	449	447
Stockholders' equity	265,760	286,554

Total liabilities and stockholders' equity	$292,788	$317,364

NEW FOCUS, INC.

Condensed Consolidated Statements of Cash Flow

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	Mar 30, 2003	Dec 29, 2002
Operating Activities
GAAP Net Loss	$(5,098)	$(9,716)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	717	712
Restructuring charges	74	(154)
Amortization of goodwill and other intangibles	173	162
Amortization of deferred compensation	527	1,207
Gain from sale of assets related to divestiture	—	(20)
Other non-cash changes	2	3,114
Provision for income taxes	—	700
Net change in operating assets and liabilities	(1,932)	(1,477)

Net cash used in operating activities	(5,537)	(5,472)
Investing Activities
Net sales of available-for-sale investments	9,691	58,705
Acquisition of property, plant and equipment	(59)	162
Proceeds from sales of property, plant and equipment	—	3,189
Decrease in investments and other assets	30	487

Net cash provided by investing activities	9,662	62,543
Financing Activities
Proceeds from issuance of common stock	574	64
Repurchase of common stock in the open market	(16,595)	(28,674)
Other proceeds from financing activities	—	721

Net cash used in financing activities	(16,021)	(27,889)

Increase (decrease) in cash and cash equivalents	(11,896)	29,182
Cash and cash equivalents at beginning of period	178,430	149,248

Cash and cash equivalents at end of period	$166,534	$178,430

Reconciliation of GAAP net cash used in operating activities to Non-GAAP net cash used in operating activities:
GAAP net cash used in operating activities	$(5,537)	$(5,472)
Restructuring liabilities at end of the period	19,888	21,388
Minus: Restructuring expense reflected in the P&L	36	18
Plus: Non-cash restructuring expenses (benefits)	74	(154)
Plus: In-kind reduction in restructuring liabilities	168	—
Minus: Restructuring liabilities at beginning of the period	21,388	24,449

Net cash used in restructuring activities	(1,294)	(3,233)

Non-GAAP net cash used in operating activities	$(4,243)	$(2,239)